Exhibit 23.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301
USA

Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of The Middleby Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Middleby Corporation for the year ended January 1, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

September 12, 2005

Member of
Deloitte Touche Tohmatsu